Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC.

REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Loan and Revenue Growth Continues to Drive Record Earnings and Returns

Jericho, NY – January 25, 2022 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the financial holding company for Esquire Bank, National Association (“Esquire Bank”), today announced its operating results for the fourth quarter and full year of 2021. Significant achievements during the quarter include:

●	Net income of $6.7 million, or $0.83 per diluted share, as compared to $2.5 million, or $0.32 per diluted share on a linked quarter basis.

●	Returns on average assets and common equity of 2.44% and 19.19%, respectively, as compared to 0.97% and 7.32% on a linked quarter basis.

●	Current quarter includes a tax benefit of approximately $1.2 million, or $0.14 per diluted share, related to the exercise of certain stock options. Excluding this tax benefit, adjusted (1) net income, diluted earnings per share, return on average assets, and return on average common equity would have been $5.6 million, $0.69, 2.02%, and 15.85%, respectively.

●	Industry leading net interest margin of 4.48% despite the sustained low interest rate environment and its negative effects on industry-wide median net interest margins.

●	Loans held for investment increased $40.4 million, or 22% annualized, to $784.5 million on a linked quarter basis. Excluding repayments on Paycheck Protection Program (“PPP”) loans totaling $7.4 million, loans held for investment increased 26% annualized on a linked quarter basis as the Company continues to deploy excess liquidity from core deposits into higher yielding loans.

●	Deposits increased $51.4 million on a linked quarter basis, or 21% annualized, to $1.0 billion, primarily driven by commercial deposits, with a cost of funds of 0.10% (including demand deposits). Demand deposits, totaling $409.4 million, represent 40% of total deposits while off-balance sheet sweep funds totaled $537.5 million at quarter end, clearly highlighting our excess liquidity and the continued strength of our branchless business model.

●	Total assets increased $55.5 million on a linked quarter basis, or 20% annualized, to $1.2 billion and $242.1 million from year end 2020, or 26%.

●	Noninterest income totaled $5.2 million or 31% of total revenues, stabilizing in the current quarter and increasing $479 thousand from the fourth quarter of 2020.
●	Continued solid asset quality metrics with a reserve for loan losses to total loans of 1.16%.
●	Esquire Bank remains well above the bank regulatory “Well Capitalized” standards.

“The investments in our brand, digital platform, and sales strategy across our national litigation and payment processing platforms have and will continue to yield strong growth and returns, making Esquire a top performing financial institution in the industry driven by our technology platforms,” stated Tony Coelho, Chairman of the Board.

“Our timing and investment in digital marketing and related technology has been transformational for our Company,” stated Andrew C. Sagliocca, President and Chief Executive Officer. “Our digital marketing platform has contributed to more than half of the commercial loan originations, accelerating our growth on a national basis while most financial institutions stagnated in 2021. We believe that our

(1)	Adjusted to exclude the fourth quarter 2021 discrete income tax benefit on share-based compensation totaling approximately $1.2 million. See non-GAAP reconciliation provided elsewhere herein.

digital platforms are key to the Company’s future success and will play a significant role in 2022. Our sales pipeline remains robust, driven by our current and future digital marketing and technology development plans as well as employees that will support our future growth plans.”

Fourth Quarter Earnings

Net income for the quarter ended December 31, 2021 was $6.7 million, or $0.83 per diluted share, compared to $3.9 million, or $0.51 per diluted share for the same period in 2020. Returns on average assets and common equity for the current quarter were 2.44% and 19.19%, respectively, compared to 1.70% and 12.54% for the same period of 2020.

Net interest income for the fourth quarter of 2021 increased $1.8 million, or 18.4%, to $11.7 million, due to growth in average interest earning assets totaling $161.4 million, or 18.4%, to $1.0 billion when compared to the same period in 2020. Our net interest margin remained consistent at 4.48% for the fourth quarter of 2021 compared to 4.49% for the same period in 2020, supported by the origination of higher yielding commercial litigation loans during the period. Average loans in the quarter increased $94.6 million, or 14.4%, to $753.5 million when compared to the fourth quarter of 2020 fueled by growth in our litigation and multifamily loan portfolios. Our loan-to-deposit ratio was 76.3% as our low cost deposit base increased $224.4 million, or 27.9%, as compared to December 31, 2020.

The provision for loan losses was $555 thousand for the fourth quarter of 2021, a $1.0 million decrease from the same period in 2020. The decrease in the provision relates to a reduced pandemic related uncertainty and the reclassification of the NFL loan portfolio to loans held for sale in the third quarter 2021. As of December 31, 2021, Esquire had nonperforming loans held for investment of $6 thousand and an allowance to loans ratio of 1.16%.

Noninterest income increased $479 thousand, or 10.2%, to $5.2 million for the fourth quarter of 2021, as compared to the fourth quarter of 2020, driven by our payment processing platform. Payment processing volumes for the platform increased $1.9 billion, or 42.1%, to $6.3 billion for the quarter ended December 31, 2021, as compared to the same period in 2020, driven by expansion of our sales channels through ISOs, increased number of merchants, volume increases, and the reopening of the economy as pandemic restrictions continued to ease nationally. During the current quarter, our payment processing fee income began to stabilize as higher margin e-commerce volumes decreased, primarily due to the reopening of the economy as pandemic restrictions continued to ease and stabilize nationally.

Noninterest expense increased $1.0 million, or 13.1%, to $8.7 million for the fourth quarter of 2021, as compared to the same period in 2020. This increase was primarily driven by increases in employee compensation and benefits, data processing and travel and business relations, offset by a decrease in professional and consulting services. Employee compensation and benefits costs increased $1.1 million, or 25.5%, due to increases in staff and officer level employees to support our growth, investment in digital platforms and related sales/marketing divisions, and the impact of salary, bonus and stock-based compensation increases. Professional and consulting service costs decreased $277 thousand, or 32.7%, partially offsetting the increase in employee compensation and benefits as previously contracted consultants were hired, primarily in our technology development and digital marketing departments. Data processing costs increased $89 thousand, or 10.5%, due to increased processing volume, primarily driven by our core banking platform, and additional costs related to our technology implementations. Travel and business relations costs increased $77 thousand, as we re-engaged in our traditional high touch marketing and sales efforts to complement our digital marketing efforts.

The Company’s efficiency ratio was 51.9% for the three months ended December 31, 2021, as compared to 53.1% in 2020. This decrease is a result of growth in our total revenue with a focus on our national platforms. These national platforms have benefited from our investments in technology, digital marketing, employees, and infrastructure.

The effective tax rate was 11.0% for the fourth quarter of 2021, as compared to 26.5% for the same period in 2020, due to certain discrete tax benefits totaling approximately $1.2 million related to share-based compensation recognized in the fourth quarter of 2021, specifically, voluntary stock option exercises.

Full Year Earnings

Net income for the year ended December 31, 2021 was $17.9 million, or $2.26 per diluted share, compared to $12.6 million, or $1.65 per diluted share for the same period in 2020. Returns on average assets and common equity for the year ended December 31, 2021 were 1.77% and 13.42%, respectively, compared to 1.45% and 10.69% for the same period of 2020.

Net interest income for the year ended 2021 increased $6.3 million, or 16.7%, to $43.7 million, due to growth in average interest earning assets totaling $134.9 million, or 16.1%, to $972.8 million when compared to the same period in 2020. Our net interest margin increased 2 basis points to 4.49% for the year ended 2021 compared to 4.47% for the same period in 2020, despite the sustained low interest rate environment. Average loans for the year increased $112.4 million, or 18.6%, to $717.7 million when compared to the same period in 2020 with growth in our higher yielding litigation loans and the multifamily portfolio.

The provision for loan losses was $7.0 million for the year ended 2021, a $705 thousand increase from the same period in 2020. In the third quarter of 2021, the Company reclassified its legacy NFL consumer post settlement loan portfolio totaling $23.6 million from held for investment to held for sale, which reduced our exposure and extended the portfolio’s duration. This change in accounting model to the lower of cost or market resulted in a $9.0 million charge-off, of which $3.0 million was recognized as a component of the third quarter provision for loan losses. The remaining 2021 provision relates to an increase in the general reserve attributable to loan growth in the current environment with a reduced level of pandemic related uncertainty.

Noninterest income increased $6.4 million, or 43.5%, to $21.0 million for the year ended 2021, as compared to the same period in 2020, driven by our payment processing platform. Payment processing volumes for this platform increased $8.8 billion, or 59.4%, to $23.7 billion for the year ended December 31, 2021, as compared to the same period in 2020, driven by expansion of our sales channels through ISOs, increased number of merchants, volume increases, and the fact that pandemic restrictions continued to ease and stabilize nationally throughout 2021.

Noninterest expense increased $6.4 million, or 22.3%, to $35.1 million for the year ended 2021, as compared to the same period in 2020. This increase was primarily driven by increases in employee compensation and benefits, advertising and marketing, data processing and occupancy and equipment costs. Employee compensation and benefits costs increased $4.9 million, or 28.9%, due to increases in staff and officer level employees to primarily support our growth, investment in digital platforms and related sales/marketing divisions, and the impact of salary, bonus and stock-based compensation increases. Advertising and marketing costs increased $590 thousand, as we purposefully enhanced our brand and sales channels through our new digital marketing efforts and thought leadership in our national verticals. We also re-engaged in our traditional high touch marketing and sales efforts to complement our digital marketing efforts. Data processing costs increased $551 thousand, or 17.7%, due to increased processing volume, primarily driven by our core banking platform, and additional costs related to our technology implementations. Occupancy and equipment costs increased $386 thousand, or 15.9%, primarily due to amortization of our investments in internally developed software to support our new digital platforms, precautionary office cleaning costs related to COVID-19 and additional office space to support our continued growth.

The Company’s efficiency ratio was 54.2% for the year ended December 31, 2021, as compared to 55.0% for the same period in 2020.

The effective tax rate decreased to 21.1% for the year ended 2021, as compared to 26.5% for the same period in 2020, due to certain discrete tax benefits totaling approximately $1.2 million related to share-based compensation recognized in the fourth quarter of 2021 as previously discussed.

Asset Quality

Nonperforming loans held for investment, totaling $6 thousand, consisted of several nonaccrual consumer loans. As of December 31, 2021, the allowance for loan losses was $9.1 million, or 1.16% of total loans, as compared to $11.4 million, or 1.70% of total loans at December 31, 2020. The decrease in the allowance as a percent of loans was primarily due to the charge-off of $9.0 million upon reclassification of the legacy NFL consumer post settlement loan portfolio from held for investment to held for sale during the third quarter of 2021. As a result, reserve for loan losses to total loans returned to approximately pre-pandemic levels.

In 2020, management implemented a customer payment deferral program (principal and interest) under the CARES Act to assist business borrowers and certain consumers that may have been experiencing financial hardship due to COVID-19 related challenges. As of December 31, 2021, there were no participants in our payment deferral program.

We are participating in the PPP administered by the SBA and have originated $45.5 million PPP loans to date. As of December 31, 2021, our outstanding PPP loan balance was $4.2 million as $41.3 million has been fully repaid by the SBA.

Balance Sheet

At December 31, 2021, total assets were $1.2 billion, reflecting a $242.1 million, or 25.8% increase from December 31, 2020. This increase is attributable to increases in loans held for investment totaling $112.1 million, or 16.7%, to $784.5 million, driven by litigation and multifamily loans, funded with low-cost deposits. In the third quarter of 2021, the Company reclassified its legacy consumer NFL loan portfolio totaling $23.6 million to loans held for sale, incurring a pretax charge totaling $3.4 million ($2.5 million net of tax), or $0.31 per diluted share. As of December 31, 2021, the fair value of these loans held for sale was approximately $14.1 million based on an independent third-party valuation. This accounting reclassification to held for sale is reflective of management’s intent to sell these assets to a fund in the near term. These loans held for sale totaling $14.1 million have been included in the other assets financial statement caption on the statement of financial condition. Excluding the effects of the NFL reclassification and net payoffs of our PPP loans totaling $25.9 million and $17.7 million in 2021, respectively, our loan growth would have been $155.7 million or 24.9% when comparing the year ended 2021 to 2020. Our available for sale securities portfolio increased $30.7 million, or 26.1%, to $148.4 million as compared to December 31, 2020.

The following table provides information regarding the composition of our loan portfolio for the periods presented:

	At December 31,		At December 31,
	2021		2020

	(Dollars in thousands)
Real estate:
1 – 4 family	$40,753	5.19%	$48,433	7.20%
Multifamily	254,852	32.46	169,817	25.24
Commercial real estate	48,589	6.19	54,717	8.13
Construction	—	—	—	—
Total real estate	344,194	43.84	272,967	40.57
Commercial	432,108	55.05	358,410	53.28
Consumer	8,681	1.11	41,362	6.15
Total loans held for investment	784,983	100.00%	672,739	100.00%
Deferred loan fees and unearned premiums, net	(466)		(318)
Allowance for loan losses	(9,076)		(11,402)
Loans held for investment, net	$775,441		$661,019

Loans held for sale, net (included in Other assets)	$14,100		$—

Total deposits were $1.0 billion as of December 31, 2021, a $224.4 million, or 27.9%, increase from December 31, 2020. This was primarily due to a $158.6 million, or 35.9%, increase in Savings, NOW and Money Market deposits to $599.7 million, a $57.7 million, or 16.4%, increase in noninterest bearing demand deposits to $409.4 million, and an $8.1 million, or 72.4%, increase in time deposits to $19.3 million. The increase in deposits was primarily driven by commercial and escrow low-cost deposits from our litigation and small business platforms. Off-balance sheet sweep funds totaled $537.5 million at quarter end. Our deposit growth and our off-balance sheet funds continue to demonstrate our strong liquidity position and the strength of our unique branchless and low-cost funding model.

Stockholders’ equity increased $17.7 million to $143.7 million as of December 31, 2021, compared to December 31, 2020. Esquire Bank remains well above bank regulatory “Well Capitalized” standards.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full-service commercial bank dedicated to serving the financial needs of the litigation industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The bank offers tailored financial and payment processing solutions to the litigation community and their clients as well as dynamic and flexible payment processing solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy worsens, loan delinquencies, problem assets, and foreclosures may increase; collateral for loans, especially real estate, may decline in value; our allowance for loan losses may increase if borrowers experience financial difficulties; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; and our cyber security risks are increased as the result of an increase in the number of employees working remotely. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Statement of Condition (unaudited)

(dollars in thousands except per share data)

	December 31,	December 31,
	2021	2020
ASSETS
Cash and cash equivalents	$149,156	$65,185
Securities purchased under agreements to resell, at cost	50,271	51,726
Securities available for sale, at fair value	148,384	117,655
Securities, restricted at cost	2,680	2,694
Loans, held for investment	784,517	672,421
Less: allowance for loan losses	(9,076)	(11,402)
Loans, net of allowance	775,441	661,019
Premises and equipment, net	3,334	3,017
Other assets	49,504	35,418
Total Assets	$1,178,770	$936,714

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$409,350	$351,692
Savings, NOW and money market deposits	599,747	441,160
Certificates of deposit	19,312	11,202
Total deposits	1,028,409	804,054
Other liabilities	6,626	6,584
Total liabilities	1,035,035	810,638
Total stockholders' equity	143,735	126,076
Total Liabilities and Stockholders' Equity	$1,178,770	$936,714

Selected Financial Data
Common shares outstanding	8,088,846	7,793,482
Book value per share	$17.77	$16.18
Equity to assets	12.19%	13.46%

Capital Ratios (1)
Tier 1 leverage ratio	11.46%	12.51%
Common equity tier 1 capital ratio	14.79%	15.44%
Tier 1 capital ratio	14.79%	15.44%
Total capital ratio	15.89%	16.69%

Asset Quality - loans held for investment
Loans 90 days past due and still accruing	$—	$—
Nonaccrual loans	6	2,303
Nonperforming loans	$6	$2,303

Allowance for loan losses to total loans	1.16%	1.70%
Nonperforming loans to total loans	0.00%	0.34%
Nonperforming assets to total assets	0.00%	0.25%
Allowance to nonperforming loans	157,180%	495%

(1) Regulatory capital ratios presented on bank-only basis.

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Income Statement (unaudited)

(dollars in thousands except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
Interest income	$11,930	$10,094	$44,531	$38,630
Interest expense	231	213	828	1,190
Net interest income	11,699	9,881	43,703	37,440
Provision for loan losses	555	1,550	6,955	6,250
Net interest income after provision for loan losses	11,144	8,331	36,748	31,190

Noninterest income:
Payment processing fees	4,908	4,572	20,856	14,099
Other noninterest income	259	116	168	548
Total noninterest income	5,167	4,688	21,024	14,647

Noninterest expense:
Employee compensation and benefits	5,552	4,424	21,741	16,873
Other expenses	3,197	3,314	13,323	11,797
Total noninterest expense	8,749	7,738	35,064	28,670
Income before income taxes	7,562	5,281	22,708	17,167
Income taxes	832	1,399	4,783	4,549
Net income	$6,730	$3,882	$17,925	$12,618

Earnings Per Share
Basic	$0.89	$0.52	$2.40	$1.70
Diluted	$0.83	$0.51	$2.26	$1.65
Basic - adjusted (1)	$0.74	$0.52	$2.24	$1.70
Diluted - adjusted (1)	$0.69	$0.51	$2.11	$1.65

Selected Financial Data
Return on average assets	2.44%	1.70%	1.77%	1.45%
Return on average equity	19.19%	12.54%	13.42%	10.69%
Adjusted return on average assets (1)	2.02%	1.70%	1.66%	1.45%
Adjusted return on average common equity (1)	15.85%	12.54%	12.54%	10.69%
Net interest margin	4.48%	4.49%	4.49%	4.47%
Efficiency ratio (2)	51.9%	53.1%	54.2%	55.0%

(2)	Adjusted to exclude a discrete income tax benefit of $1.2 million related to share-based compensation recognized in the fourth quarter 2021. See non-GAAP reconciliation provided elsewhere herein.
(3)	Efficiency ratio represents noninterest expenses divided by the sum of net interest income plus noninterest income.

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	For the Three Months Ended December 31,
	2021			2020

			(Dollars in thousands)
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans, held for investment	$753,500	$11,137	5.86%	$658,855	$9,533	5.76%
Securities, includes restricted stock	142,677	585	1.63%	115,370	423	1.46%
Securities purchased under agreements to resell	50,482	148	1.16%	29,447	94	1.27%
Interest earning cash and other	90,244	60	0.26%	71,789	44	0.24%
Total interest earning assets	1,036,903	11,930	4.56%	875,461	10,094	4.59%

NONINTEREST EARNING ASSETS	55,414			30,724

TOTAL AVERAGE ASSETS	$1,092,317			$906,185

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$484,972	$210	0.17%	$407,186	$191	0.19%
Time deposits	11,314	20	0.70%	10,185	21	0.82%
Total interest bearing deposits	496,286	230	0.18%	417,371	212	0.20%
Borrowings	103	1	3.85%	137	1	2.90%
Total interest bearing liabilities	496,389	231	0.18%	417,508	213	0.20%

NONINTEREST BEARING LIABILITIES
Demand deposits	446,032			353,531
Other liabilities	10,778			11,985
Total noninterest bearing liabilities	456,810			365,516
Stockholders' equity	139,118			123,161

TOTAL AVG. LIABILITIES AND EQUITY	$1,092,317			$906,185
Net interest income		$11,699			$9,881
Net interest spread			4.38%			4.39%
Net interest margin			4.48%			4.49%

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	For the Year Ended December 31,
	2021			2020

			(Dollars in thousands)
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans, held for investment	$717,680	$41,545	5.79%	$605,273	$35,588	5.88%
Securities, includes restricted stock	133,958	2,174	1.62%	126,166	2,556	2.03%
Securities purchased under agreements to resell	51,008	619	1.21%	7,402	94	1.27%
Interest earning cash and other	70,132	193	0.28%	99,069	392	0.40%
Total interest earning assets	972,778	44,531	4.58%	837,910	38,630	4.61%

NONINTEREST EARNING ASSETS	37,941			30,028

TOTAL AVERAGE ASSETS	$1,010,719			$867,938

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$439,718	$746	0.17%	$421,530	$888	0.21%
Time deposits	11,152	79	0.71%	16,785	297	1.77%
Total interest bearing deposits	450,870	825	0.18%	438,315	1,185	0.27%
Borrowings	78	3	3.85%	113	5	4.42%
Total interest bearing liabilities	450,948	828	0.18%	438,428	1,190	0.27%

NONINTEREST BEARING LIABILITIES
Demand deposits	415,662			301,359
Other liabilities	10,491			10,066
Total noninterest bearing liabilities	426,153			311,425
Stockholders' equity	133,618			118,085

TOTAL AVG. LIABILITIES AND EQUITY	$1,010,719			$867,938
Net interest income		$43,703			$37,440
Net interest spread			4.40%			4.34%
Net interest margin			4.49%			4.47%

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Non-GAAP Financial Measure Reconciliation (unaudited)

(all dollars in thousands except per share data)

Adjusted net income, which is used to compute adjusted return on average assets, adjusted return on average common equity and adjusted earnings per common share, excludes a discrete income tax benefit related to share-based compensation, specifically, voluntary stock option exercises.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for this measure, this presentation may not be comparable to other similarly titled measures by other companies.

	Three months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
Net income - GAAP	$6,730	$3,882	$17,925	$12,618
Less: tax benefit on share-based compensation	1,172	—	1,172	—
Adjusted net income	$5,558	$3,882	$16,753	$12,618

Return on average assets – GAAP	2.44%	1.70%	1.77%	1.45%
Adjusted return on average assets	2.02%	1.70%	1.66%	1.45%

Return on average common equity – GAAP	19.19%	12.54%	13.42%	10.69%
Adjusted return on average common equity	15.85%	12.54%	12.54%	10.69%

Basic earnings per share – GAAP	$0.89	$0.52	$2.40	$1.70
Adjusted basic earnings per share	$0.74	$0.52	$2.24	$1.70

Diluted earnings per share – GAAP	$0.83	$0.51	$2.26	$1.65
Adjusted diluted earnings per share	$0.69	$0.51	$2.11	$1.65